Exhibit 99.1

CONTACT:	Joseph C. Berenato
Chairman, President and Chief Executive Officer
(310) 513-7209

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2006

LOS ANGELES, California (February 26, 2007) – Ducommun Incorporated (NYSE: DCO) today reported results for the fourth quarter and year ended December 31, 2006.

Sales for the fourth quarter of 2006 were $87.8 million, compared to $60.9 million for the fourth quarter of 2005. Net income for the fourth quarter of 2006 was $4.3 million, or $0.41 per diluted share, compared to net income of $3.5 million, or $0.34 per diluted share, for the same period in 2005.

Sales for the year 2006 were $319.0 million, compared to $249.7 million for the year 2005. Net income for the year 2006 was $14.3 million, or $1.39 per diluted share, compared to net income of $16.0 million, or $1.57 per diluted share, for the same period last year.

Sales for the fourth quarter of 2006 increased 44% from the same period in 2005 due to the acquisitions of Miltec (January 6), WiseWave (May 10) and CMP Display Systems (September 1), and internal growth at both Ducommun AeroStructures (DAS) and Ducommun Technologies (DTI). The Company’s mix of business in the fourth quarter of 2006 was approximately 63% military, 34% commercial and 3% space, compared to 67% military, 29% commercial and 4% space in the fourth quarter of 2005.

Gross profit, as a percentage of sales, decreased to 18.1% in the fourth quarter of 2006 from 21.2% in the fourth quarter of 2005. The gross profit margin decrease was primarily attributable to gross profit margins at Miltec (which has lower gross profit margins than Ducommun had prior to the acquisition), expenses related to the closing of DTI’s Fort Defiance, Arizona facility on December 8, and a favorable warranty reserve resolution which increased gross profit by $1.6 million in the fourth quarter of 2005.

ESTABLISHED IN 1849 • 23301 WILMINGTON AVENUE • CARSON CA 90745-6209 • TEL (310) 513-7280 • FAX (310) 513-7279

Ducommun Incorporated Reports Fourth Quarter Results

For the Year Ended December 31, 2006

February 26, 2007

Page 5.

Selling, general and administrative (SG&A) expenses, as a percentage of sales, decreased to 14.0% in the fourth quarter of 2006 from 14.6% in the fourth quarter of 2005. The decrease of SG&A expenses, as a percentage of sales, was primarily the result of spreading SG&A costs over a higher volume of sales, partially offset by:

•	The acquisition of Miltec, which has higher SG&A expenses as a percentage of sales than Ducommun had prior to the acquisition,

•	Expenses incurred in the process of closing DTI’s Fort Defiance, Arizona facility,

•	Non-cash amortization of intangibles of $502,000 in the fourth quarter of 2006 related to the Miltec, WiseWave and CMP acquisitions, and

•	Non-cash stock option expense of $435,000 in the fourth quarter of 2006 related to the adoption of SFAS 123(R) “Share Based Payment” on January 1, 2006.

Net income for the fourth quarter of 2006 increased 21.2% from the fourth quarter of 2005. Interest expense was higher in the fourth quarter of 2006 due to debt incurred from the acquisitions of Miltec, WiseWave and CMP. Net income was favorably impacted by income tax benefits and tax reserves related to research and development tax credits. The Company’s effective tax rate for the fourth quarter of 2006 was a tax benefit of 48.3%, compared to an effective tax rate of 16.5% in the fourth quarter of 2005.

Sales for the year 2006 increased 27.8% from the same period in 2005, primarily due to the acquisitions of Miltec, WiseWave and CMP, as well as internal growth at DAS. The Company’s mix of business for 2006 was 66% military, 32% commercial and 2% space, compared to 61% military, 35% commercial and 4% space for the year 2005.

Gross profit, as a percentage of sales, decreased to 19.6% in the year 2006 from 20.7% for the year 2005. The gross profit margin decrease was primarily attributable to the reasons discussed above with respect to the fourth quarter, as well as an $860,000 increase in inventory reserves in the second quarter of 2006 related to a canceled contract.

Selling, general and administrative (SG&A) expenses, as a percentage of sales, increased to 13.1% for the year 2006 from 12.4% for the year 2005. The increase in SG&A expenses as a percentage of sales, was primarily the result of:

•	The acquisition of Miltec, which has higher SG&A expenses as a percentage of sales than Ducommun had prior to the acquisition,

•	Expenses incurred in the process of closing DTI’s Fort Defiance, Arizona facility,

•	Non-cash amortization of intangibles of $1,501,000 related to the Miltec, WiseWave and CMP acquisitions, and

Ducommun Incorporated Reports Fourth Quarter Results

For the Year Ended December 31, 2006

February 26, 2007

Page 5 of 8.

•	Non-cash stock option expense of $1,502,000 related to the adoption of SFAS 123(R) “Share Based Payment” on January 1, 2006.

Net income for the year 2006 decreased 10.6% from the year 2005. Interest expense was higher in 2006 due to debt incurred from the acquisitions of Miltec, WiseWave and CMP. Net income was favorably impacted by income tax benefits and tax reserves related to research and development tax credits. The Company’s effective tax rate for the year 2006 was 21.0%, compared to 24.3% for the year 2005.

Joseph C. Berenato, chairman, president and chief executive officer, stated, “2006 was a busy year for Ducommun as we continued to position the Company for growth. With the changes we are making to improve our technological and operational capabilities and the fact that both the commercial and military aerospace markets remain positive, we believe we are well positioned to drive our key goals of One Company, Operational Excellence and Profitable Growth. Strong cash flow during 2006 allowed us to reduce our Total Debt to Total Capital ratio to 14%, well below our target of 30%. Therefore, we will continue to augment our internal growth activities with acquisitions which are complementary to our existing businesses.”

Mr. Berenato continued, “I want to thank all of our Ducommun Team Members for their performance and effort throughout 2006. We accomplished quite a bit last year by acquiring three businesses to strengthen DTI, consolidating facilities, starting up our first international operation, and extending our five largest contracts at DAS. I look forward to our building on these accomplishments in 2007.”

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services for the aerospace and defense industry.

A teleconference with Joseph C. Berenato, the Company’s chairman, president and chief executive officer, and Gregory A. Hann, the Company’s vice president, chief financial officer and treasurer, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 800-901-5259 (international 617-786-4514) approximately ten minutes prior to the conference time stated above. The participant passcode is 67129347. Mr. Berenato and Mr. Hann will be speaking on behalf of the company and anticipates the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com.

Ducommun Incorporated Reports Fourth Quarter Results

For the Year Ended December 31, 2006

February 26, 2007

Page 7.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2006 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

Ducommun Incorporated Reports Fourth Quarter Results

For the Year Ended December 31, 2006

February 26, 2007

Page 8 of 8.

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	Three Months Ended		Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Net Sales	$87,826,000	$60,878,000	$319,021,000	$249,696,000

Operating Costs and Expenses:
Cost of Goods Sold	71,957,000	48,000,000	256,465,000	198,041,000
Selling, General & Administrative Expenses	12,258,000	8,862,000	41,867,000	31,057,000

Total	84,215,000	56,862,000	298,332,000	229,098,000

Operating Income	3,611,000	4,016,000	20,689,000	20,598,000
Interest Expense	(733,000)	200,000	(2,601,000)	522,000
Income Tax Expense	1,390,000	(694,000)	(3,791,000)	(5,127,000)

Net Income	$4,268,000	$3,522,000	$14,297,000	$15,993,000

Earnings Per Share:
Basic Earnings Per Share	$0.42	$0.35	$1.40	$1.59
Diluted Earnings Per Share	0.41	0.34	1.39	1.57

Weighted Averaged Number of Common Shares Outstanding:
Basic	10,258,000	10,088,000	10,211,000	10,065,000
Diluted	10,341,000	10,258,000	10,290,000	10,199,000

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